EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this ____ day of August, 2007, by and between Maria Regina Caeli Management Corp., a Nevada corporation, ("Seller"), and Black Hawk Exploration a Nevada corporation ("Buyer").

RECITALS:

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all Seller's rights, title and interest in and to certain assets on the terms described below.

NOW, THEREFORE, the parties agree as follows:

  Preamble; Preliminary Recitals.

  The preamble and preliminary recitals set forth above are by this reference incorporated in and made a part of this Agreement.

  Purchase of Assets.

Subject to the provisions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all Seller's 100% right, title and interest in and to the Claims, as defined in this paragraph. The purchase price for the Claims shall be $20,000 USD and 50,000 shares of Black Hawk Exploration a publicly traded company. ("Purchase Price").

"Claims" means, the Lucky Emma Uranium claims, located in the recording district of Lander, Wyoming as follows:

Name of Claim: Lucky Emma
Date of discovery; November, 1996
Date location notice posted: 1 March 2007
Claim size: each claim 60 acres
Located in the Lander district ~

The Claims includes the following:

CLAIM 1: Meridian 6 Township 34N Range 91W Section 33 Quarter Section NE of SW and NW of SE

CLAIM 2: Meridian 6 Township 34 N Range 91W, Section 33~ Quarter Section SE of SW and SW of SE

CLAIM 3: Meridian 6, Township 34N, Range 91W, Section 33, Quarter Section NW of SE and NE of SE

CLAIM 4: Meridian 6, Township 34N, Range 91W, Section 33, Quarter Section SW of SE and SE of SE

CLAIM 5: Meridian 6, Township 34N, Range 91W, Section34, Quarter Section NE of SW and NW of SW

CLAIM 6: Meridian 6, Township 34N, Range 91W, Section 34, Quarter Section SW of SW and SE of SW

CLAIM 7: Meridian 6, Township 34N, Range 91W, Section 34, Quarter Section NE of SW and NW of SW

CLAIM 8: Meridian 6, Township 34N, Range 91W, Section 34, Quarter Section SW of SE and SE of SW

CLAIM 9: Meridian 6, Township 34 N, Range 91W, Section 33, Quarter Section SE of NE and NE of NE

CLAIM 10: Meridian 6, Township 34 N, Range 91 W, Section 33, Quarter Section NW of NE and NE of NW

CLAIM 11: Meridian 6, Township 34N, Range 91W, Section 33, Quarter Section SW of NE and SE of NE

CLAIM 12: Meridian 6, Township 34N, Range 91W, Section 33, Quarter Section SE of NE, Meridian 6, Township 34N, Range 91W, Section 34, Quarter Section SW of NW

The Seller represents and warrants to and covenants with the Buyer, with the knowledge that the Buyer relies upon same in entering into this Agreement, that:

  it is and, at the time this transfer to the Buyer, the recorded holder and beneficial owner of the Claims, free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of the Claims; Buyer understands that BLM fees of 125 USD per claim per year are due on before September 1 of each year. Currently the BLM fees are paid up to September 1, 2007.
  the Claims have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Claims are situate and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof;
  there are not any adverse claims or challenges against or to the ownership of or title to any of the Claims, nor to the knowledge of the Seller is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claims and no person has any royalty or other interest whatsoever in production from any of the Claims.
  Payment of Purchase Price.

  Buyer shall deliver to Seller by bank wire $20,000 USD for 100% of the Seller's right, title and interest in the Claims, free of any liens or encumbrances to:

  Maria Regina Caeli Management Corp.
  Wells Fargo Bank Acct #: 5127 281 961
  Routing #: 121 000 248
  Swift: WFBIUS6S
  Telex: 184904 WELLSUT

  The Buyer shall also deliver to the Seller 50,000 common shares of Black Hawk Exploration a publicly quoted company to be issued in the name of:

  OXFORD CAPITAL LTD.
  Suite 13, Oliagi Trade Center
  Francis Rachel St.
  Victoria, Mahi, Seychelles

  Assumption of Liabilities.

  Buyer is not assuming, nor shall it in any way be liable or responsible for, any liabilities, obligations or debts of Seller, whether accrued, absolute, contingent or otherwise, arising before or after the Closing.

  Closing.
    The consummation of the purchase and sale of the Claims (the "Closing") shall be effective immediately upon receipt of wire bank transfer from Buyer to Seller and upon receipt by the seller of proof of registration of 50,000 shares of Black Hawk Exploration into the name of Oxford Capital Ltd.
    At the Closing, Seller shall deliver the Claims to Buyer and shall deliver the following documents to Buyer:
      an Assignee's Bill of Sale, see Exhibit A;

    ii. proof of current recording or registration of the Claims in the name of the Seller with the applicable authority in the State of Wyoming;

    iii. documentation necessary for the Buyer to transfer into the Buyer's name, its interest in the Claims with the applicable authority in the State of Wyoming.

    iv such other documents as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

    At Closing Buyer shall pay to Seller the Purchase Price and shall deliver to Seller the following documents:
      proof of issuance and registration of the stock
      such other documents as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.
  Delivery and Condition of the Claims.
    Immediately upon completion of the Closing, Seller shall be deemed to have fully and completely transferred to Buyer all his rights, title and interest in, as well as possession, custody and control of, the Claims.
  Default.
    If Seller fails to make the required deliveries at the Closing or otherwise defaults under this Agreement, then Buyer shall have the right to terminate this Agreement and thereupon this Agreement shall be null and void and of no legal effect whatsoever. If so terminated, each party hereto shall suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement.

  Notices.

  Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service or by United States mail, certified mail, postage prepaid, return receipt requested and:
If directed to Seller:	Maria Regina Caeli Management Corp. 9750 Peace Way, Ste 2090 Las Vegas, NV 89117 (702) 808-1927
If directed to Buyer:	Black Hawk Exploration 8391 Beverly Blvd. Suite 305 Los Angeles, CA 90036

  All notices shall be deemed delivered upon receipt.

  Survival.

  The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and Closing.

  Amendment and Modification.

  This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

  Severability.

  Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

  Entire Agreement.

  This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

  Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

  Counterparts.

  This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

  Headings, Exhibits.

The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections of this Agreement. All lettered Exhibits are attached to and by this reference made a part of this Agreement.

16. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
SELLER:	BUYER:
Maria Regina Caeli Management Corp By: Van der Bok Busboom, President Date:	Black Hawk Exploration By Garrett Ainsworth, President
/s/ Van der Bok Busboom	/s/ Garrett Ainsworth

EXHIBIT A

ASSIGNEE'S BILL OF SALE

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned, Maria Regina Caeli Management Corp. ("SELLER"), hereby assigns, conveys and transfers over unto_________________________. ("BUYER"), all of his right, title and interest in and to the Claims as defined in that certain Asset Purchase Agreement between Seller and Buyer dated __________________, 2007 (the "Purchase Agreement").

The purchase price for the Claims is $20,000 USD AND 50,000 SHARES OF___________________________ Corp. THE CLAIMS ARE BEING SOLD "AS-IS, WHERE-IS" WITH NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXCEPT AS EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed as of the ____ day of May, 2007.

Van der Bok Busboom, President
Maria Regina Caeli Management Corp., [SELLER]

/s/ Van der Bok Busboom
Van der Bok Busboom